                      ARAMARK CORPORATION AND SUBSIDIARIES
                                                                      EXHIBIT 12
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (A)

                                 (In thousands)

                                                                            Fiscal Year Ended
                                          ------------------------------------------------------------------------------------
                                          September 27,     September 29,      September 30,     October 1,        October 2,
                                               1996              1995               1994            1993              1992
                                           -------------     -------------      -------------     ----------       ----------
Income before income taxes
  and minority interest                    $ 179,159          $ 167,577         $ 163,484          $ 143,265         $ 123,723
      Fixed charges, excluding
         capitalized interest                160,740            152,991           150,432            168,158           180,913
      Other, net                                (371)             1,502              (477)             1,222             1,231
                                           ---------          ---------         ---------          ---------         ---------

      Earnings, as adjusted                $ 339,528          $ 322,070         $ 313,439          $ 312,645         $ 305,867
                                           =========          =========         =========          =========         =========


Interest expense                           $ 117,856          $ 111,605         $ 110,040          $ 128,367         $ 141,180
      Capitalized interest                       414                 79                27                 47                47
      Portion of operating lease
        rentals representative
        of interest factor                    42,884             41,386            40,392             39,791            39,733
                                           ---------          ---------         ---------          ---------         ---------
      Fixed charges                        $ 161,154          $ 153,070         $ 150,459          $ 168,205         $ 180,960
                                           =========          =========         =========          =========         =========


Ratio of earnings to
  fixed charges                                 2.1x               2.1x              2.1x               1.9x              1.7x
                                           =========          =========         =========          =========         =========



(A) For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals).